Exhibit 10.1

EXECUTION VERSION

June 20, 2014

Mr. Charles C. Appleby

2658 Sims Cove Lane

Jacksonville, FL 32223

Dear Charlie,

This letter agreement (the “Agreement”) formalizes the arrangement between you and ADS Waste Holdings, Inc. (the “Company”) in relation to certain advisory services you will render to the Company following your retirement from active employment with the Company as its Chairman and Chief Executive Officer on June 30, 2014 (the “Retirement Date”). It further clarifies issues relating to certain other items as set forth herein. The terms of the Agreement between you and the Company are as follows:

1.	Retirement. For purposes of the Executive Employment Agreement dated November 20, 2012 (the “Employment Agreement”), your termination of employment as of the Retirement Date will be treated as Retirement (as defined in Section 2 of the Employment Agreement) for all purposes under the Employment Agreement. As of the Retirement Date, your active employment with the Company will terminate, and you will resign from any and all positions you hold as an employee and officer of the Company and its subsidiaries, including as Chief Executive Officer. You will remain a member of the Board of Directors of the Company and the Board of Directors of Advanced Disposal Waste Holdings Corp. (“Parent”), but will step down as Chairman of the Board of Directors of the Company and as Chairman of the Board of Directors of Parent, pursuant to the Shareholders’ Agreement, as amended. As of your Retirement Date you will have received the prorated amount of your base salary for 2014. In addition to that, for your services as the Company’s Chairman and Chief Executive Officer until June 30, 2014, you will receive a bonus payment of $257,765 for the period from January 1, 2014 to June 30, 2014. The Company will also transfer title to the Company-owned vehicle currently in your possession (2013 Porsche Cayenne GTS) to you (less appropriate withholding and other authorized deductions) grossed up for federal income taxes, such gross up to be paid within 30 days of the Retirement Date.

2.	Retirement Compensation. In accordance with Section 6(b) of the Employment Agreement, and notwithstanding the provisions of paragraph 3 below, the Company agrees to pay you Retirement Compensation in 24 equal monthly installments of $87,498 (less appropriate withholding and authorized deductions) commencing 60 days following the Retirement Date. For the avoidance of any doubt, the obligation of the Company to provide post-retirement health insurance under Section 6(a) of the Employment Agreement will continue in full force and effect.

3.	Advisory Services. Following the Retirement Date and effective July 1, 2014, you agree to provide limited advisory services as a consultant to the Company on strategic issues, industry relations (including specifically continuing to serve on the boards of the National Waste and Recycling Association (NWRA) and the Detachable Container Association (DCA)), continuation of relationships with certain municipalities, utilization of tax NOL carryovers and such other duties as you, the Board and the CEO may agree upon. In addition, you shall continue to serve on the Board of the Company’s Bahamian subsidiary at the pleasure of the Company’s Chief Executive Officer. The advisory services and your services as a member of the Board of Directors of the Company and Parent, collectively, may not exceed 20 percent of the average level of the services that you performed over the 36-month period immediately preceding the Retirement Date. During such 36-month period the average level of the services you performed as an employee was approximately 260 hours per month. Accordingly, you will not perform advisory services and services as a member of the Board of Directors of the Company and Parent for more than 50 hours in any month.

4.	Compensation. In consideration for your advisory services, the Company agrees to pay you an annual fee of $125,000, to be paid in equal quarterly installments in arrears commencing on September 30, 2014. The Company will reimburse you for reasonable business expenses (including, but not limited to travel, lodging, meals and entertainment) incurred by you in connection with the performance of advisory services and as a member of the Company’s Board of Directors, in accordance with the Company policies in effect from time to time.

5.	Term. The initial term for the performance of the consulting services pursuant to this Agreement will commence on July 1, 2014 and will extend for one year, and unless terminated in accordance with this Section 5 or otherwise determined by the Board of Directors, shall automatically renew for successive one-year terms upon expiration of each preceding term. The consulting services rendered under this Agreement may be terminated earlier by either party upon 60 days’ prior written notice to the other party without any further obligation hereunder.

6.	Stock Redemption. As of the Effective Date, the Original Company Shares (as defined in the Amended and Restated Stock Redemption Agreement between you, The Charles C. Appleby Irrevocable Trust F/B/O Charles Luther Appleby Dated December 20, 2012; The Charles C. Appleby Irrevocable Trust F/B/O Margaret Faith Appleby Dated December 20, 2012; The Charles C. Appleby Irrevocable Trust F/B/O Christopher Ryan Appleby Dated December 20, 2012 and Advanced Disposal Waste Holdings Corp., dated as of December 20, 2012 (the “Redemption Agreement”)) held by you and the three family trusts listed above will be redeemed by the Parent in three equal installments on January 15, 2015, January 15, 2016 and January 15, 2017, rather than in a single installment as set forth in Section 2(a) of the Redemption Agreement.

In addition, Section 4(b) of the Redemption Agreement shall be amended in its entirety as follows:

b. “EBITDA Value per Share” means: (i) (A) the Consolidated EBITDA of the Company for the full calendar year (i.e., January 1 through December 31) immediately preceding the date of the redemption calculation; multiplied by (B) eight (8); and then less (ii) any Company Indebtedness; and then less (iii) Preferred Shares Liquidation Preferences; and then plus (iv) the total amount of principal and accrued interest under the Shareholder Loans that remains outstanding as of the applicable Redemption Date; and then divided by (v) the Total Company Shares as of such date.

Section 4(c)(i) of the Redemption Agreement shall be amended in its entirety as follows:

c. ‘’Public Company Value per Share” means:

i. if the securities of the Company are not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market: (A)(I) Consolidated EBITDA of the Company for the full calendar year immediately preceding the date of the redemption calculation; multiplied by (II) the average EBITDA multiple as of the immediately preceding December 31 for the four (4) publicly-traded solid waste businesses with the highest market capitalizations (using the standard definition of EBITDA as reported by such business); and then less (B) any Company Indebtedness; and then less (C) Preferred Shares Liquidation Preferences and then plus (D) the total amount of principal and accrued interest under the Shareholder Loans that remains outstanding as of the applicable Redemption Date; and then divided by (E) the Total Company Shares as of such date; or”

Section 4(g) of the Redemption Agreement shall be amended in its entirety as follows:

g. “Total Company Shares” means the sum of (i) the number of the issued and outstanding shares of common stock of the Company and (ii) the net number of shares of common stock of the Company to be issued on the exercise of all outstanding options and warrants, assuming a cashless exercise of such options and warrants.

The Redemption Agreement shall be amended by the addition of the following new Section 4(h):

h. “Shareholder Loans” means the total amount of all principal and accrued interest that was incurred by executives of the Company to the Company in connection with the acquisition of the common stock of the Company through the exercise of stock options prior to the date of this Agreement.

An example calculation of payment due to you under the Redemption Agreement is provided on Exhibit A.

7.	Covenants Against Competition and Confidentiality. You agree to remain bound by the covenants, restrictions, obligations and agreements set forth in Section 5 of your

Employment Agreement for the two and a half year period following the Retirement Date, or six months following the termination of this Agreement for any reason, whichever is later.

8.	Entire Agreement/Modification. This Agreement contains the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the advisory services to be provided pursuant to this Agreement. It may be modified only by a writing, signed by both parties, indicating an intent to modify this Agreement. The terms set forth herein only amend other documents/agreements between you and the Company or Parent to the extent specifically set forth herein. Otherwise, the terms and provisions of those other documents/agreements continue to be in full force and effect.

9.	Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company and its respective successors and assigns, provided that your rights and obligations under this Agreement shall not be assignable. However, payments under paragraphs 1 and 2 above will continue to be made in full to your estate or your assigns in the event you die or become disabled.

10.	Waiver. No waiver of any breach or failure by either party to enforce any of the terms or conditions of this Agreement at any time will, in any manner, limit or waive such party’s right thereafter to enforce and to compel strict compliance with every term and condition hereof.

11.	Independent Contractor. You acknowledge and agree that you will provide consulting services under this Agreement as an independent contractor, and not as an employee, of the Company. As such, you are not eligible to participate in any employee benefits provided by the Company to its employees, including pension and retirement savings benefits, health and welfare benefits, workers’ compensation insurance, or other employee plans sponsored by the Company for any of its employees. You assume full responsibility and liability for the payment of all taxes due on money received by you under this Agreement, except as provided herein. Finally, you will not represent yourself to be employed by the Company, nor represent that you are authorized to represent the Company or obligate the Company with respect to any matters not expressly provided in this Agreement.

Please indicate your agreement with the foregoing by countersigning this document below.

ADS Waste Holdings, Inc.		Charles C. Appleby

By:		By:
Date:	6/23/14	Date:	6/23/14

Advanced Disposal Waste Holdings Corp. for the limited purpose of Section 6		The Charles C. Appleby Irrevocable Trust F/B/O Charles Luther Appleby Dated December 20, 2012 for the limited purpose of Section 6

By:		By:
Date:	6/23/14	Date:	6/23/14

The Charles C. Appleby Irrevocable Trust F/B/O Margaret Faith Appleby Dated December 20, 2012 for the limited purpose of Section 6

By:
		Date:	6/23/14

The Charles C. Appleby Irrevocable Trust F/B/O Christopher Ryan Appleby Dated December 20, 2012 for the limited purpose of Section 6

By:
		Date:	6/23/14

EXHIBIT A

Example Calculation of Appleby Payment (1)

Fair Market Value Per Share
Theoretical Calculation of Numerator
2014E EBITDA	397.9
Multiple (estimate based on 2013)	8.96

Enterprise Value	3,565.2
Less: Company Indebtedness (12/31/2014E)	(2,265.0)
Less: Preferred Shares Liquidation Preferences (12/31/2014E)	(250.0)
Plus: Shareholder Loans Outstanding (estimate)	28.5

Equity Value	1,078.68
Theoretical Calculation of Denominator
Company Shares Outstanding	1,088,054.0
Plus: Shares Issued Upon Cashless Exercise of in-the-money Options (estimate)	21,500.0

Total Company Shares	1,109,554.0
Theoretical Equity Value Per Share	972.2
Theoretical Appleby Share Redemption Payment
Total Appleby Shares	25,009.8
1/3 of Appleby Shares	8,336.6
Payment for Shares Redeemed	8,104,659.2
Less: 1/3 Appleby Shareholder Loan Receivable	(3,543,772.0)

Net Payment to Appleby	4,560.887.2

NOTES:

All figures above are illustrative estimates assuming a hypothetical payment made in January 2015.

The same example calculation would apply with respect to the redemptions to be made in January 2016 and January 2017.

Amounts shown above are approximations of actual figures and are shown for illustrative purposes only.

(1)	Calculation shown represents “Public Company Value Per Share” as defined in the amended Redemption Agreement. The calculation of “EBITDA Value Per Share” would be identical however the “Multiple” would be “8”.